Exhibit 10.21

AWARD AGREEMENT UNDER THE

CHESAPEAKE MIDSTREAM MANAGEMENT INCENTIVE

COMPENSATION PLAN

This Award Agreement (“Agreement”) is entered into effective as of January 1, 2010, by and between Chesapeake Midstream Management, L.L.C., an Oklahoma limited liability company (the “Company”), and David C. Shiels (“Participant”).

To carry out the purposes of the Chesapeake Midstream Management Incentive Compensation Plan (the “Plan”), by awarding Participant a Participation Interest pursuant to the Plan, and in consideration of the agreements set forth or referred to herein and other good and valuable consideration, the Company and Participant hereby agree as follows:

1. Definitions: Capitalized terms used in this Agreement but not defined herein are defined in the Plan and are used herein with the meanings ascribed to them in the Plan.

2. Award of Participation Interest: Effective as of the date first written above, the Board hereby awards to Participant a Participation Interest that represents the contingent right of the Participant to receive, subject to the terms and conditions of the Plan and this Agreement, certain compensation payments under the Plan. This Agreement is subject to the terms, conditions, and provisions of the Plan, which is incorporated herein by reference and made a part of this Agreement for all purposes.

3. Percentages Awarded: Participant is hereby awarded the following percentages under the Plan by the Board:

(a) Excess Return Percentages: The Participant’s Excess Return Percentages shall be as follows: (i) for Fiscal Year 2010 – 0.125%; (ii) for Fiscal Year 2011 – 0.125%; (iii) for Fiscal Year 2012 – 0.125%; (iv) for Fiscal Year 2013 – 0.125%; and (v) for Fiscal Year 2014 – 0.125%.

(b) Equity Uplift Value Percentage: The Participant’s Equity Uplift Value Percentage shall be 0.125%.

Notwithstanding the foregoing, the above percentages automatically shall be diluted (reduced) as provided in the Plan if and when additional Units are issued.

4. Arbitration: Any disputes, claims or controversies between the Plan Sponsor and Participant arising out of or related to the Plan or this Agreement shall be settled solely by arbitration as provided herein. All arbitration shall be in accordance with Rules of the American Arbitration Association, including discovery, and shall be undertaken pursuant to the Federal Arbitration Act. Arbitration will be held in Oklahoma City, Oklahoma unless the parties mutually agree to another location. The decision of the arbitrator will be enforceable in any court of competent jurisdiction.

5. Entire Agreement: This Agreement and the Plan constitute the entire agreement of the parties with regard to the subject matter hereof. By execution in the space provided below, Participant acknowledges that Participant has read and understands the Plan and this Agreement and the Plan and this Agreement set forth all of the terms of the agreement between the Company and Participant with respect to the subject matter thereof. Any statements, representations or affirmations (oral or written) made by the Company, an Affiliate of the Company or any of their agents prior to, or contemporaneously with, the execution of this Agreement are of no further force and effect whatsoever in determining the obligations of the Plan Sponsor under this Agreement and the Plan.

6. Modification: Except as provided in the Plan, any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby.

7. Governing Law: This Agreement shall be governed by, and construed in accordance with, the laws of the State of Oklahoma, without regard to any conflicts of laws principles.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed this January __, 2010, effective for all purposes as of the day and year first written above.

CHESAPEAKE MIDSTREAM MANAGEMENT, L.L.C.

By:	/s/ Dominic Dell’Osso
Name:	Dominic Dell’Osso
Title:	Chief Financial Officer

PARTICIPANT

/s/ David C. Shiels
Name:	David C. Shiels